UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1 to

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 25, 2008

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1172 CASTRO STREET

MOUNTAIN VIEW, CA 94040

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

VIVUS, Inc. filed a Current Report on Form 8-K dated January 25, 2008 (the “Original Form 8-K”) to disclose the cash bonus payments and stock option awards to its named executive officers, the increase to its chief executive officer’s compensation and the compensation arrangements for its non-employee directors.  In the Original Form 8-K, the Company inadvertently did not provide the additional disclosures on the fiscal year 2008 base salaries for its named executive officers.  This Current Report on Form 8-K/A is being filed to replace in its entirety the Original Form 8-K.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)  Cash Bonus Payments and Stock Option Awards for Named Executives

On January 25, 2008, the Compensation Committee of the Board of Directors (the “Committee”) of VIVUS, Inc. (the “Company”) authorized and approved cash bonus payments pursuant to the Company’s annual bonus plan for fiscal year 2007 (the “Bonus Plan”) and stock option awards to certain of the Company’s employees, including named executive officers Leland F. Wilson, President and Chief Executive Officer, Timothy E. Morris, Vice President, Finance and Chief Financial Officer, Peter Y. Tam, Senior Vice President, Product and Corporate Development, Guy P. Marsh, Vice President, U.S. Operations and General Manager and Wesley W. Day, Ph.D., Vice President, Clinical Development.  The bonus payment and stock option award for Mr. Wilson were also authorized and approved pursuant to the terms of the employment agreement by and between the Company and Mr. Wilson (the “Employment Agreement”), a copy of which was filed with the SEC on Form 8-K on December 24, 2007.  The following table sets forth the specific cash bonus payments and stock option awards authorized and approved for each of Messrs. Wilson, Morris, Tam, Marsh and Dr. Day:

Named Executive Officers(1)	Cash Bonus Payments	Option Awards(2)
Leland F. Wilson	$231,750	300,000	(2)
Timothy E. Morris	$102,547	150,000	(2)
Peter Y. Tam	$104,010	150,000	(2)
Guy P. Marsh	$88,917	100,000	(2)
Wesley W. Day, Ph.D.	$78,291	100,000	(2)

(1)            These officers include individuals who will be listed as named executive officers in the Company’s proxy statement to be filed in connection with its 2008 annual meeting of stockholders as well as the individuals who were listed as named executive officers in the Company’s proxy statement filed with the SEC on April 26, 2007.

(2)            The shares of common stock subject to each stock option shall vest and become exercisable over 4 years as follows:  25% of the shares on the one year anniversary of the date of grant, with the balance vesting and becoming exercisable at the end of each month thereafter, subject to the option holders continued services to the Company on such dates.  Each stock option has an exercise price of $6.05 per share, a ten (10) year term from the date of grant and an exercise period equal to 12 months from termination of the option holder’s services to the Company.

The Committee, in its sole discretion, authorized and approved the cash bonuses for each of the named executive officers.  Bonuses were calculated using a formula that includes: (a) the individual’s salary, (b) the individual’s target bonus, and (c) such other discretionary factors as the Committee determined appropriate given the performance of the Company, and the participant’s contribution to the Company’s overall performance, including the growth and creation of increased stockholder value through the efficient use of the Company’s assets.  This description of the Bonus Plan is not complete and is subject to the terms of the Bonus Plan, a copy of which was filed with the SEC on Form 8-K on April 26, 2007.

(e)  Increases to Base Salary Compensation for Named Executive Officers

On January 25, 2008, the Committee conducted its annual review of the base salaries of the Company’s officers and employees, including its named executive officers.  The review of Mr. Wilson’s base salary was also conducted pursuant to the terms of the Employment Agreement.  The following table sets forth the 2008 annual base salaries authorized and approved for each of Messrs. Wilson, Morris, Tam, Marsh and Dr. Day:

Named Executive Officers(1)	2007 Base Salary	2008 Base Salary
Leland F. Wilson	$515,000	$550,000
Timothy E. Morris	$292,993	$312,037
Peter Y. Tam	$297,171	$316,487
Guy P. Marsh	$265,477	$280,078
Wesley W. Day, Ph.D.	$262,804	$279,887

(1)            These officers include individuals who will be listed as named executive officers in the Company’s proxy statement to be filed in connection with its 2008 annual meeting of stockholders as well as the individuals who were listed as named executive officers in the Company’s proxy statement filed with the SEC on April 26, 2007.

(d)  Compensation Arrangements for Non-Employee Directors

On January 25, 2008, the Committee approved a new cash compensation arrangement for the Company’s non-employee directors, with the existing equity compensation arrangement remaining unchanged.  The new arrangement will go into effect as of January 1, 2008.  Under this arrangement, each non-employee director will receive an annual retainer of $85,000, with the lead director receiving an additional $10,000 per year, the chairman of the Committee receiving an additional $10,000 per year and the chairman of the Audit Committee of the Board of Directors receiving an additional $20,000.  The annual retainers are paid in equal quarterly installments.

On January 25, 2008, the Committee also approved a stock option grant for each of Mark B. Logan, Mario M. Rosati, Linda M. Dairiki Shortliffe, M.D. and Graham Strachan exercisable for 22,000 shares of the Company’s common stock.  The shares subject to the stock options vest and become exercisable at a rate of 12.5% per month following the date of grant, subject to the option holders continued services to the Company on such dates.  Each stock option has an exercise price of $6.05 per share, a 10 year term from the date of grant and an exercise period equal to 12 months from termination of the option holder’s services to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

By:	/s/ Lee B. Perry
Lee B. Perry
Vice President and Chief Accounting Officer

Date:  February 5, 2008